Exhibit 3.1

Execution Version

AMENDMENT NO. 4

TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

SANCHEZ MIDSTREAM PARTNERS GP LLC

This Amendment No. 4 to Limited Liability Company Agreement (as amended, restated, supplemented and otherwise modified from time to time, this “Amendment”) of Sanchez Midstream Partners GP LLC (the “Company”), a Delaware limited liability company and sole general partner of Sanchez Midstream Partners LP, a Delaware limited partnership (the “Partnership”), is made and entered into as of September 7, 2020, by SP Holdings, LLC, a Texas limited liability company (“Holdings”), as the sole Member of the Company.

RECITALS

WHEREAS, on March 2, 2015, Holdings entered into that certain Limited Liability Company Agreement of the Company, as amended by Amendment No. 1 thereto dated May 8, 2015, Amendment No. 2 thereto dated October 14, 2015 and Amendment No. 3 thereto dated August 2, 2019 (as amended, the “Original LLC Agreement”);

WHEREAS, the Partnership is currently a “smaller reporting company” (as such term is defined in Section 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

WHEREAS, as a result of being a smaller reporting company, Section 801(h) of the NYSE American LLC Company Guide (the “NYSEA Guide”) requires that the Partnership maintain an audit committee of at least two (2) members, comprised solely of independent directors who also meet the requirements of Rule 10A-3 under the Exchange Act;

WHEREAS, as a result of the Partnership’s status as a smaller reporting company and the requirements of the NYSEA Guide, Holdings desires to amend the Original LLC Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holdings, as the sole Member of the Company, hereby enters into this Amendment in its entirety as follows:

1.         Amendments.

a.          Section 6.2(a)(ii) of the Original LLC Agreement is hereby amended and restated in its entirety to read as follows:

(ii) Unless permitted otherwise pursuant to the Securities Exchange Act and the rules and regulations of the SEC thereunder and by the principal National Securities Exchange on which the securities of the Partnership are listed, the

Board shall have at least two (2) Independent Directors; provided, however, that if at any time there shall be less than the required number of Independent Directors, the Board shall still have all powers and authority granted to it hereunder, provided that the Members shall endeavor to appoint additional Independent Directors as soon as reasonably practicable to comply with this Section 6.2(a).

b.         Section 6.2(d) of the Original LLC Agreement is hereby amended and restated in its entirety to read as follows:

(d) Committees. The Board may at any time and from time to time establish committees of the Board and may delegate any of its responsibilities to such committees. Upon the Effective Time, the Board shall have:

(i) a conflicts committee (which shall conform to the requirements of the Partnership Agreement); and

(ii) an audit committee comprised of at least two (2) Independent Directors with a written audit committee charter in accordance with the rules of the principal National Securities Exchange on which a class of securities of the Partnership are listed or admitted to trading, as amended from time to time.

2.         Agreement in Effect.  Except as hereby amended, the Original LLC Agreement shall remain in full force and effect.

3.         Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

4.         Severability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

SP HOLDINGS, LLC

By: SP Capital Holdings, LLC, its manager

By:	/s/ Antonio R. Sanchez, III
Name: Antonio R. Sanchez, III
Title: Managing Member

Signature Page to Amendment No. 4 to

Limited Liability Company Agreement of Sanchez Midstream Partners GP LLC